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                                 Exhibit 10(BB)

                              Employment Agreement

                                  As of 1/1/01

                           Signed by Robert H. Moone
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                              EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 1st day of January, 2001 by and between State Auto Financial Corporation, an Ohio corporation, with its principal office at 518 East Broad Street, Columbus, OH 43215 ("State Auto") and Robert H. Moone, residing at 9050 Robinhood Circle, Westerville, Ohio 43082 ("Executive").


                             Background Information

WHEREAS, Executive currently is employed by State Auto as the Chairman of the Board, President and Chief Executive Officer of State Auto and its insurer affiliates;

WHEREAS, State Auto desires to continue to employ Executive and secure for itself the continued services of Executive upon the terms and conditions specified herein; and

WHEREAS, Executive wishes to continue his employment by State Auto.


                             Statement of Agreement

NOW, THEREFORE, in consideration of such continued employment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, INTENDING TO BE LEGALLY BOUND, hereby agree as follows:

ARTICLE I         DEFINITIONS.
Capitalized terms used herein which are not defined herein shall have such meaning as is ascribed to such term as is set forth in the Executive Agreement dated January 1, 2001 between State Auto and Executive, (the "Executive Agreement") a copy of the form of which is attached hereto as Exhibit A and incorporated herein by this reference.

ARTICLE II        EMPLOYMENT DUTIES AND TERM.
(A) Duties.
Executive shall perform such duties as State Auto, through its Board of Directors, ("Board") from time to time shall determine, provided, however, that such duties shall be comparable to those currently performed by Executive and ordinarily expected of executive officers of State Auto and its Subsidiaries and affiliates. Executive shall devote his full time and attention and best efforts to the performance of such duties. Executive shall serve as an officer of State Auto and as an officer of any of its affiliate corporations, if duly elected at any time or times during the term of this Agreement.

(B) Term.
Executive's employment and the initial term of this Agreement shall be for a period commencing on January 1, 2001 ("Commencement Date"), and ending on December 31, 2002, unless terminated at an earlier date pursuant to an event described in Article IV of this Agreement (referred to hereafter as the "Employment Period"). This Agreement shall be automatically renewed at the end of such two year term for additional two year terms, commencing on January 1 of the next bi annual period, unless either party gives the other party written notice at least 60 days prior to the end of the current contract term of such party's intent not to renew the Agreement. Notwithstanding the foregoing, unless sooner terminated as provided for herein,

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Executive's employment hereunder shall conclude as of the date Executive attains age 65, the current mandatory retirement age established by State Auto.

ARTICLE III       COMPENSATION.
State Auto agrees to pay to Executive and Executive agrees to accept the following amounts as compensation in full for his services in any capacity hereunder or in the performance of other like duties assigned to him by the Board of Directors of State Auto:

(A) Base Compensation.
During the initial term under this Agreement, State Auto shall pay to Executive an Annual Base Salary in the amount equal to the current Annual Base Salary of Executive, payable in equal bi-weekly installments plus such increased annual base compensation that Executive Compensation Committee of the Board (the "Committee") may authorize as provided herein (the "Minimum Annual Base Salary"). The compensation of Executive shall be reviewed by the Committee no less often than once each calendar year during the initial and renewal term and may be increased by the Committee as it determines in the good faith exercise of its business judgment based on such factors as the Committee deems appropriate. In no event shall the Annual Base Salary be less than the Minimum Annual Base Salary described above, provided, this limitation may be suspended by the Committee if the Committee determines, on the basis of such commercially reasonable factors as its deems appropriate in the good faith exercise of its business judgment, that not imposing such suspension is not in the best interests of State Auto ("Exigent Circumstances").

(B) Participation in State Auto's Incentive Compensation Plans.
Executive currently participates in an Incentive Bonus Arrangement and State Auto's Quality Performance Bonus Plan ("QPB"). As additional compensation, Executive shall continue to participate in an Incentive Bonus Arrangement, the terms of which may be amended from time to time by the Committee. Executive shall also participate in the QPB or any similar incentive compensation plan provided to Executive (the "ICP"), so long as State Auto continues to offer the ICP to other employees of State Auto. It is understood and agreed that the bonus compensation potential from the Incentive Bonus Arrangement, as it may be amended by the Committee, shall not be less than the bonus compensation potential available to Executive under the Incentive Bonus Arrangement in effect for Executive on the date of this Agreement, provided that this limitation may be suspended due to Exigent Circumstances.

(C) Participation in Retirement Plan and Rights Under Other Agreements. Executive shall be entitled to certain rights and benefits as in effect on the date hereof under a) the State Auto Stock Purchase Plan (the "Stock Plan"), b) the State Auto Insurance Companies Employee Retirement Plan, a noncontributory, defined benefit retirement plan, qualified under Section 401(a) of the Internal Revenue Code (the "Qualified Plan"), c) State Auto's nonqualified, unfunded, non-contributory Supplemental Executive Retirement Plan (the "SERP"), and d) the 1991 Stock Option Plan or any successor or additional stock option plans (the "Stock Option Plans") implemented by State Auto. Executive's rights and benefits under such plans as described in Article III, section (C) shall continue in effect and shall not in any manner be altered or affected by this Agreement other than any increase in benefits as a result of the terms of this Agreement. Notwithstanding any other provision contained in the Stock Option Plans, in the event Executive's employment is terminated for any reason, he shall have a period of not less than ninety (90) days in which to exercise any stock option provided pursuant to the Stock Option Plans, provided, however, that the period during which such options can be exercised

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will be such longer period as is provided under the terms of such Stock Option
Plans or any stock option agreements effected thereunder.

(D) Other Fringe Benefits.
In addition to the benefits provided for in Sections (B) and (C) of this Article III, Executive shall receive and enjoy other fringe benefits made available to other employees of State Auto or its affiliates as described in State Auto's Employee Reference Guide, including without limitation participation in or coverage under: health care insurance (including any health care and dependent care flexible spending account plan), long term and short term disability insurance, group life insurance, business travel insurance, employee assistance plan, executive life insurance, Section 125 premium only cafeteria plan, tuition reimbursement plan, and paid vacations, in accordance with State Auto's regular employment policies and practices. In addition, Executive shall be entitled to continue to receive a financial consulting and tax return preparation allowance, and payment of dues of the Capital Club and dues of those professional organizations in which he is currently a member. All such fringe benefits shall be at least comparable in scope and amount to that which Executive enjoys on the date hereof. In addition, Executive shall be entitled to reimbursement for all out-of-pocket expenses incurred by Executive in the performance of his duties hereunder; provided that such reimbursement shall be in accordance with State Auto's then existing policy regarding the same.

(E) Participation in Future Compensation, Retirement, and Fringe Benefit Plans. In addition to the benefits provided for in Sections (B), (C), and (D) of this
Article III, Executive shall participate in and shall also receive and enjoy such other compensation, retirement, or fringe benefits which are now or in the future made available to executives of State Auto.

(F) Discontinuance of Fringe Benefits.
If at any time prior to the termination of Executive's employment in accordance with the terms of this Agreement, State Auto shall for any reason discontinue or cause a material reduction in retirement or fringe benefits specified in Sections (C) and (D) of this Article III, State Auto shall thereupon immediately, at its expense, provide Executive with individual coverage or benefits comparable to (and not less beneficial than) the benefits in existence prior to such discontinuance or material reduction until termination of this Agreement.

(G) Deferred Compensation.
State Auto agrees that, if requested by Executive, it will enter into an unfunded deferred compensation agreement acceptable to Executive providing for the deferral at the election of Executive of certain compensation payable to Executive.


ARTICLE IV        TERMINATION.
(A) Disability.
If during the term of this Agreement Executive shall be unable to perform substantially his duties hereunder because of illness or other incapacity (referred to hereafter as "Disability"), and such Disability shall continue for a period of more than six (6) consecutive months in any twelve month period, State Auto shall thereafter have the right, on not less than forty-five (45) days written notice to Executive, to terminate Executive's employment under this Agreement, in which case the date of employment termination shall be not less than the forty-fifth (45th) day following the date of written notice. In such event, in addition to any other benefits to which Executive would be entitled, State Auto shall be obligated to pay Executive his full compensation pursuant to Sections (A) and (B) of Article III hereof up to the date of employment termination.

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Thereafter, State Auto shall be obligated to pay Executive an amount equal to twenty percent (20%) of the Executive's Annual Base Salary in addition to any benefits Executive might be entitled to under State Auto's long term disability plan described in State Auto's Employee Reference Guide as of January 1, 2001. The compensation provided under this paragraph shall continue for the full period of Disability or until Executive attains age 65, whichever first occurs. A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by State Auto and Executive or, in the event of Executive's incapacity to designate a qualified medical doctor, by Executive's legal representative. If State Auto and Executive fail to agree upon a qualified medical doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability. In addition to the foregoing disability compensation described in this Article IV Section (A), Executive shall continue to receive such health insurance benefits or their equivalent as he and his spouse receive on the effective date hereof, as well as such group life insurance as Executive has in place on his life, as of the date of Disability, with the full cost thereof paid by State Auto. Executive's compensation and other benefits described in Article III shall be reinstated in full upon his return to employment and the discharge of his full duties hereunder.

(B) Death.
In the event of Executive's death during his employment hereunder, in addition to any other benefits to which any person would be entitled upon Executive's death, his biweekly compensation under Article III Section (A) shall continue until the last day of the twelfth (12th) full calendar month following the month in which his death occurs. A pro rata share of the compensation to which Executive is entitled pursuant to Article III Section (B) hereof shall be paid pursuant to the terms of Executive's Incentive Bonus Arrangement (the "Arrangement") and the QPB, provided the bonus contemplated by the Arrangement and the QPB is in fact earned under the terms of the Arrangement and the QPB then in effect for the particular calendar year as respects the Arrangement and for the calendar quarter as respects the QPB in which Executive were to die. Said pro rata share of the bonus due under the Arrangement shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar year on the date of the Executive's death by the denominator of 12. Said pro rata share of the QPB shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar quarter on the date of the Executive's death, divided by a denominator of three (3). Executive's compensation for the period following his death shall be paid to the beneficiary indicated on the Beneficiary Designation attached hereto as Exhibit
B. If either the QPB or the bonus due under the Arrangement is earned under this
Article IV Section (B), said sums will be paid to the Beneficiary as soon as practicable following the end of the calendar quarter or calendar year as the case may be following the determination by State Auto that either the QPB or the bonus due under the Arrangement has in fact been earned pursuant to the terms of each such bonus opportunity. In addition to the foregoing, in the event of Executive's death during his employment hereunder, Executive's spouse shall be entitled to participate in State Auto's health insurance benefit program, or otherwise be provided with its equivalent, at no out of pocket cost for "premiums" for such benefit, until she attains age 65 at which time she will become eligible to participate in State Auto's retiree health benefit plan or otherwise be provided its equivalent, at no out of pocket cost to her for "premiums" for such benefit.

(C) Voluntary Termination.
Except as provided in the Executive Agreement, in the event Executive voluntarily terminates his employment, he shall cease to receive compensation as of the date of such termination of his employment, except that to which he may then be entitled pursuant to the QPB and the

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Arrangement. It is understood and agreed that as respects the Arrangement,
Executive is not required to be employed by State Auto on the date such amount is paid, if he had in fact earned such bonus under the terms of the Arrangement in place as of the end of the calendar year immediately preceding the termination of his employment.

(D) Termination for Cause.
(1) In the event that the Board determines that this Agreement and Executive's employment should be terminated for Cause, as defined in (2) below, Executive shall be entitled: (a) to receive the compensation to which he may be entitled pursuant to the QPB and the Arrangement then in effect, and (b) to continue to receive as severance pay the bi weekly installments as described in Article II Section (A) for twelve (12) bi-weekly pay periods following the date of termination. If State Auto decides to terminate this Agreement as provided in this Section, State Auto will give Executive ten (10) days advance written notice of its intention to terminate this Agreement. In the event of a termination for Cause, Executive's employment shall cease on the date the above described notice is delivered to Executive, but this Agreement will not terminate until the expiration of the notice period. It is further understood and agreed that should Executive dispute the fact that Cause, as defined herein, exists for such termination, Executive has the right to pursue a claim in Arbitration under section 11 of the Executive Agreement, dated January 1, 2001, to which Executive is a party, for such benefits that would otherwise have been due to him under Section (E) of this Article IV.

(2) For purposes of this Section D of Article IV, it is understood and agreed that Cause shall mean the following: (i)the willful and continued failure of the Executive to perform substantially the Executive's duties with State Auto (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to State Auto, as determined by the Board. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of State Auto. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for State Auto, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of State Auto.

(E) Termination without Cause.
In the event that the Board of Directors determines that this Agreement and the employment of Executive should be terminated for a reason other than death, Disability, Retirement, or for Cause, Executive, or his designated beneficiary, shall be entitled to his then current Annual Base Salary and benefits under Section (C) of Article III for twenty-four (24) months after termination of employment. In addition, Executive shall be entitled to receive the average of the annual aggregate ICP earned by the Executive in each of the two calendar years immediately preceding the calendar year in which the termination without Cause occurs and the average of the amount earned under the Executive's Arrangement in place in each of the two calendar years immediately preceding the calendar year in which the termination without Cause occurs. In addition to the foregoing, in the event of termination under this Article IV Section (E), Executive shall be entitled to participate in State Auto's health insurance benefit plan for himself and his spouse, or otherwise be provided its equivalent, until such time as Executive first

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becomes eligible for Medicare, all at no out of pocket cost to Executive for
"premiums" for such benefit.

(F) Change of Control.
In the event that State Auto shall have undergone a Change of Control, in lieu of any compensation otherwise provided under this Agreement, Executive shall be entitled to the benefits described in the Executive Agreement upon the termination of his employment, either voluntarily by Executive or by State Auto for any reason except Executive's Disability or death.

G. Mitigation.
In the event that Executive voluntarily terminates his employment, as set forth in Article IV Section (C) herein, or Executive's employment pursuant to this Agreement is terminated without Cause, as set forth in Article IV Section (E) herein, or Executive is terminated pursuant to a Change of Control, as set forth in Article IV Section (F) herein, Executive shall have no duty to mitigate his damages by seeking other employment, and State Auto shall not be entitled to set off against amounts payable hereunder any compensation which he may receive from future employment.

ARTICLE V          EXECUTIVE'S RIGHTS UNDER CERTAIN PLANS.
Notwithstanding anything contained herein, State Auto agrees that the benefits provided to Executive herein are not in lieu of any rights and privileges to which Executive may be entitled as an employee of State Auto or its affiliates under any retirement, pension, insurance, hospitalization, or other plan which may now or hereafter be in effect, it being understood that, except to the extent currently provided in such plans, Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of State Auto or its affiliates. If Executive shall be entitled to participate in any retirement or fringe benefit plan pursuant to the terms of this Agreement after the cessation of his employment and if the terms of any such retirement or fringe benefit plan do not permit continued participation by Executive after termination of employment, then State Auto will arrange for other coverage at State Auto's expense providing substantially similar benefits. If continued participation in any retirement plan is not permitted by law or the terms of the plan, State Auto shall pay to Executive or, if applicable, his beneficiary, a supplemental benefit equal to the value on the date of termination of employment of the excess of (i) the benefit Executive would have been paid under such plan if he had continued to be covered as if Executive had earned compensation described under Article III above and had made contributions sufficient to earn the maximum matching contribution, if any, under such plan (less any amounts he would have been required to contribute), over (ii) the benefit actually payable to or on behalf of the Executive under such plan. For purposes of determining the benefit under (i) in the preceding sentence, contributions deemed to be made under a defined contribution plan will be deemed to be invested in the same manner as Executive's account under such plan at the time of termination of employment. State Auto shall pay such supplemental benefits (if any) in a lump sum within 60 days of the termination of employment.


ARTICLE VI        CONFIDENTIAL INFORMATION.
Executive agrees to receive Confidential Information (as defined below) of State Auto in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means and other than as a result of disclosure by Executive. Executive further agrees that, upon termination of

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his employment with State Auto, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in Executive's possession, whether prepared by him or others, will be left with State Auto. For purposes of this Article VI, "Confidential Information" means information disclosed to Executive or known by State Auto, which is not generally known in the business in which State Auto is or may become engaged, including, but not limited to, information about State Auto's services, trade secrets, financial information, customer lists, books, records, memoranda, and other proprietary information of State Auto. Executive further agrees that during the employment period he will devote substantially all of his time and effort to the performance of his duties hereunder and will refrain from engaging on his own behalf or on the behalf of a third party in any line of activities or business in which State Auto is or may become engaged. Executive further agrees that the obligation to maintain confidentiality created by this Article VI shall continue in effect for the duration of this Agreement and for one year following the termination of Executive's employment with State Auto, but that thereafter this obligation shall expire. Executive further agrees that for a period of one year following termination of Executive's employment with State Auto, Executive will not engage in the property casualty insurance underwriting business as an officer, director or employee of an insurer domiciled in the state of Ohio which has direct written premium in excess of $500 million as of the end of the calendar year immediately preceding the Executive's termination of employment with State Auto.


ARTICLE VII       PLACE OF PERFORMANCE.
In connection with his employment by State Auto, Executive shall not be required to relocate or transfer his principal residence and shall not be required to perform services which would make the continuance of his principal residence in Westerville, Ohio, unreasonably difficult or inconvenient for him. State Auto shall give Executive at least three months' advance notice of any relocation of its principal executive offices to a location more than thirty-five miles from Executive's principal residence in Westerville, Ohio. In the event that Executive shall thereupon elect to relocate his principal residence to within thirty-five miles of the relocated principal executive offices of State Auto, State Auto shall promptly pay (or reimburse Executive for) all reasonable relocation expenses incurred by Executive relating to a change of his principal residence in connection with any such relocation of State Auto's principal executive offices. In the event that Executive shall not relocate his principal residence, he shall make himself available for performance in Columbus, Ohio, of the services described in Article I herein.


ARTICLE VIII      SUCCESSORS.
(A) As to State Auto.
This Agreement shall inure to the benefit of and be binding upon State Auto, its successors and assigns, including without limitation, any person, partnership, or corporation which may acquire voting control of State Auto or all or substantially all of State Auto's assets and business, or which may be a party to any consolidation, merger, or other transaction that results in a Change of Control of State Auto or State Automobile Mutual Insurance Company, the controlling shareholder and parent of State Auto.

(B) As to Executive.
This Agreement shall also inure to the benefit of and be binding on Executive, his heirs, successors, and legal representatives.


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ARTICLE IX         COBRA CONTINUATION COVERAGE.
Notwithstanding any provision of this Agreement to the contrary, in the event of any qualifying event, as defined in Section 162(k) of the Internal Revenue Code (the "Code"), Executive and his qualifying beneficiaries shall be entitled to continuation of health care coverage, as provided under Section 162(k) of the Code. The foregoing is intended as a statement of Executive's continuation coverage rights and is in no way intended to limit any greater rights of Executive or his qualified beneficiaries under this Agreement. If a greater benefit is available to Executive or his qualifying beneficiaries under this Agreement or otherwise, Executive or his qualified beneficiaries may forego continuation coverage and elect instead such greater benefit.


ARTICLE X         INDEMNIFICATION.
State Auto, as provided for in its Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws, and its Indemnification Agreement with Executive, shall indemnify Executive to the full extent of the general laws of the State of Ohio, now or hereafter in force, including the advance of expenses under procedures provided by such laws.


ARTICLE XI        GENERAL PROVISIONS.
(A) Entire Agreement.
This Agreement contains the entire agreement of the parties hereto with respect to the employment of Executive by State Auto, and completely supersedes any prior employment agreements or arrangements between the parties hereto. The parties hereto agree that this Agreement cannot be hereafter amended, modified, or supplemented in any respect, except by a subsequent written agreement signed by both parties hereto.

(B) Applicable Law.
This Agreement shall be governed in all respects by the laws of the State of Ohio.

(C) Notices.
All notices under this Agreement shall be in writing, and will be duly sent if sent by registered or certified mail to the respective parties' addresses shown hereinabove, or such other addresses as the parties may hereafter designate in writing for such purpose.

(D) Assignment.
Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by State Auto or Executive without the prior written consent of the other.

(E) Waiver.
The failure by a party to exercise or enforce any of the terms or conditions of this Agreement will not constitute or be deemed a waiver of that party's rights hereunder to enforce each and every term of this Agreement. The failure by a party to insist upon strict performance of any of the terms and provisions herein will not be deemed a waiver of any subsequent default in the terms or provisions herein.

(F) Rights and Remedies Cumulative.
All rights and remedies of the parties hereunder are cumulative.


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(G) Divisibility.
The provisions of this Agreement are divisible. If any such provision shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, and if any such provision shall be deemed invalid or unenforceable as to any periods of time, territory, or business activities, such provision shall be deemed limited to the extent necessary to render it valid and enforceable.

(H) Captions and Titles.
Captions and titles have been used in this Agreement only for convenience and in no way define, limit, or describe the meaning of any Article or any part thereof.


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IN WITNESS WHEREOF, the parties have signed this Agreement which is effective immediately on the date and year first above written.



ATTEST                                         State Auto Financial Corporation



/s/John R. Lowther                          By /s/George R. Manser
- -----------------------------                 ----------------------------------
John R. Lowther                                George R. Manser, Chairman of the
                                               Executive Compensation Committee



                                               Executive

                                               /s/Robert H. Moone
                                               ----------------------------
                                               Robert H. Moone